EXHIBIT 10.32

March 30, 2005

Dr. Nassim Usman

2129 Night Sky Lane

Lafayette, CO 80026

Re:	Addendum to the Employment Letter dated February 11, 2003, as Amended by Letter dated April 14, 2003

Dear Nassim:

This letter shall serve as an addendum to the terms of employment letter with Sirna Therapeutics, Inc. (the “Company”) dated February 11, 2003, as amended by letter dated April 14, 2003 (the “Employment Agreement”). You hereby acknowledge your acceptance of and agreement with this addendum (the “Addendum”) on such terms as detailed below.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

1. Separation from Employment. You shall hereby be deemed to have separated from your position of employment with the Company with a severance date of March 16, 2005 (the “Severance Date”). Commencing on the date hereof, you shall cease all activities on behalf of or involving the Company (unless the Company otherwise requests in writing), including, without limitation, making any presentations and attending meetings for or on behalf of the Company and you will transition (unless the Company otherwise requests in writing) (a) all business development activities to Ms. Rebecca Robison or Dr. Bharat Chowrira of the Company, and (b) all speaking engagements and other presentation responsibilities to Dr. Barry Polisky. Within five (5) business days after the Severance Date, the Company will pay to you all accrued but unpaid salary and all accrued but unused vacation time (203 hours), less all applicable deductions and withholding. You are entitled to these payments regardless of whether you sign this Addendum.

2. Stock Option Vesting. For the purposes of Section 3(d)(iii) of the Employment Agreement, your unvested Company stock options will continue to vest, on a monthly basis, as set forth under Section 3(d)(iii) of the Employment Agreement, except that such vesting shall terminate upon the earlier to occur of (i) your obtaining comparable new employment during the Severance Period and (ii) termination or expiration of the Severance Period as provided herein (either, a “Vesting Termination Date”). Upon the termination of such vesting period, all of your unvested and vested options shall cease vesting and you shall have ninety (90) days to exercise any or all of your vested stock options Following the Vesting Termination Date, the Company shall extend the option exercise period so that you may exercise any or all of your vested stock options at any time until ten (10) days after the earliest of (x) the expiration or termination (for any reason) of the Consulting Period (as defined below), (y) the date of termination of this Addendum pursuant to Section 16 hereof and (z) notification on or before December 15, 2005 that the options should expire and no longer be exercisable; and thereafter all of your unexercised vested stock options will terminate. Under applicable tax laws, your vested stock options that have not been exercised three (3) months following the Severance Date shall be treated as non-qualified stock options. You acknowledge that the Company has not given you any tax advice and that you have relied solely upon your own tax advisors relating to any and all tax matters relating to this Agreement and the subject matter hereof.

3. Severance Payment. For the purposes of severance payment set forth under Section 3(d)(iv) of the Employment Agreement, the Company will pay you in monthly installments (two pay checks per month in accordance with Company’s standard payroll practices) during the Severance Period (i) one-twelfth (1/12) of your 2004 Base Salary, and (ii) one-twelfth (1/12) of $25,400 (which is your annual target bonus equal to the lesser of your full annual target bonus for the 2005 calendar year and the average of your actual annual bonuses for the previous two (2) calendar years); provided that in the event you obtain other employment during the Severance Period, your severance payments thereafter shall be reduced on a prospective basis (to not less than 0) in the amount of cash compensation received by you during the remainder of such Severance Period. For the avoidance of doubt, in the event this Addendum is terminated pursuant to Section 17 hereof, then all severance payments shall cease immediately. For purposes of this Addendum, the “Severance Period” shall mean the period commencing on the Severance Date and ending on the earlier of (x) December 15, 2005 and (y) the date of termination of this Addendum pursuant to Section 17 hereof.

4. Consulting Arrangement. If, and only if, the exercise period for the options extends beyond December 15, 2005, then commencing on the date immediately following the end of the Severance Period and ending on the earlier of (i) the third anniversary of such date, (ii) the date of termination of this Addendum pursuant to Section 17 hereof, and (iii) mutual agreement of the parties (the “Consulting Period”), the Company agrees to engage you as a consultant to the Company, and you agree to serve as a consultant to the Company, upon the terms and conditions set forth in this Section 4. You will report to the President and Chief Executive Officer. You agree to present on behalf of the Company at conferences and symposia, and perform such other consulting services as may be requested by the Company to the best of your ability, and generally promote the Company, its technology and actual and proposed products and services in a positive manner. You will be paid a consulting fee of $10,000 per year, payable in equal monthly installments, being an aggregate amount of $30,000 for such consulting fees payable by the Company to you with respect to the Consulting Period. You will be entitled to an additional fee of $2,500 per day if and when requested by the Company to present at a conference or symposium on its behalf, together with reimbursement for your actual, reasonable out-of-pocket expenses incurred by you in the performance of such consulting services, including economy class air travel and hotel, local transportation and similar expenses; provided that (x) the Company’s prior written approval shall be required for (1) any travel expenses and (2) any expenses in excess of $100 in the aggregate incurred in any month, and (y) you shall provide to the Company documentation in substantiation of all expenses when seeking reimbursement and otherwise comply with the Company’s expense reimbursement policy and procedures as in effect from time to time. During the Consulting Period, you will be an independent contractor, and not an employee, of the Company and shall not have any power or authority to create any obligation in the name of or on behalf of the Company. The Company will not withhold from any consulting fees payable to you any funds for federal, or state or local income taxes, social security, disability insurance contributions or any other taxes or contributions paid by employers for employees. The Company shall provide you with an IRS Form 1099 with respect to your consulting fees for federal income tax purposes, and you assume full and exclusive responsibility and liability for filing any required federal, state and local income tax forms and paying any and all federal, state and local taxes as and when due (including, if applicable, quarterly estimated taxes with respect to any consulting fees paid to you).

5. Health Care Coverage. For the purposes of Health Care Coverage provided under Section 3(d)(v) of the Employment Agreement, the Company agrees to pay premium costs relating to maintaining Health Care Coverage under COBRA for you and your dependents for the period of eighteen (18) months after the Severance Date or such earlier date as may be allowed by law; provided that such Health Care Coverage shall terminate upon your obtaining comparable Health Care Coverage from a future employer (after taking into account any waiting periods for such coverage to become effective). For the avoidance of doubt, you will be responsible at all times for all deductibles, co-payments, “buy-up” options and uncovered or unreimbursed medical expenses under such Health Care Coverage for you and your dependents.

6. Outplacement Assistance. The Company agrees to provide you outplacement assistance with a third party outplacement service firm for a six (6) month period, at a cost to be paid by the Company to such outplacement service firm not to exceed $4,000. Any additional costs shall be your sole responsibility.

7. Waiver and Release of Claims.

        (a) In exchange for the consideration provided under this Addendum, you freely and voluntarily agree to the Waiver and Release set forth below.

        (b) You warrant and represent that you have not previously assigned or transferred any claim released in this Addendum, and that you shall defend, indemnify and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any such assignment or transfer made, purported or claimed

        (c) Except for the obligations created under this Addendum (which includes obligations which arise from your Employment Agreement and are specifically referenced and modified herein), and your rights with respect to the Company’s stock options granted prior to the date hereof (to the extent such rights survive the termination of his employment), you, on your behalf, your heirs, personal representatives, successors and assigns (collectively the “Usman Releasers”), hereby jointly and severally fully and forever release, acquit and discharge the Company and its successors, partners, officers, directors, employees, agents, and any related party which includes all subsidiaries, affiliates, and parent corporations or entities, their respective heirs, personal representatives, successors and assigns (each an “Usman Releasee” and collectively the “Usman Releasees”), of and from any and all claims, counterclaims and causes of action whatsoever which the Usman Releasers, jointly and severally, ever had, now have, or hereafter can, shall or may have against the Usman Releasees, jointly and severally, arising out of or in connection with the your employment with the Company, including the termination of said employment.

This release includes, but is not limited to: all claims based on your employment by and termination from the Company, including all claims arising under or in connection with any U.S. federal, state and municipal law, including without limitation, the Colorado Anti-Discrimination Act of 1957, as amended; the Age Discrimination Act of 1967, as amended (“ADEA”); the Americans with Disabilities Act of 1990, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Civil Rights Acts of 1866 and 1871, as amended; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act, the Older Workers Benefit Protection Act of 1990; the Rehabilitation Act of 1973, Executive Order 11246; the Colorado Civil Rights Act; the Colorado Labor Peace Act; the Employee Retirement Income Security Act of 1974, as amended; and the common law of the State of Colorado, for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, and defamation or injuries incurred on the job or incurred as a result of loss of employment. Except for the claims referenced in the first sentence of this paragraph, you understand and agree that you are waiving and releasing any and all claims that you now have against the Company, regardless of their nature or origin, and the fact that such claim is not listed in the paragraphs of this Section 7(c) above, does not mean that such claim is not included in this Addendum. Except for the claims referenced in the first sentence of this Section 7(c), you expressly covenant not to sue the Company for any claims, whether known or unknown, suspected or unsuspected, arising from your employment relationship with the Company or any claims existing as of this date. You acknowledge and represent that except as arising out of this Addendum, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other compensation and benefits due to you (including any compensation and benefits due under your Employment Agreement which are not specifically referred to in this Addendum).

        (d) Age Discrimination In Employment Act Waiver. You expressly acknowledge and agree that, by entering into this Addendum and receiving consideration in exchange for it, you are waiving any and all rights or claims that you may have arising under the ADEA which have arisen on or before the date of execution of this Addendum. You further expressly acknowledge and agree that:

                (i) in return for this Addendum, you will receive compensation and/or consideration beyond that which you were already entitled to receive before entering into this Addendum;

                (ii) you have been advised by the Company and is hereby advised in writing by this Addendum to consult with an attorney before signing this Addendum;

                (iii) you were given a copy of this Addendum, and informed that you have 21 days within which to consider the Addendum; and

                (iv) you are informed that you have seven (7) days following the date of execution of the Addendum in which to revoke the Addendum.

In order to revoke this Addendum, you must provide such revocation in writing and deliver it to the Company within seven (7) days following the date of execution of this Addendum, at the following address:

Sirna Therapeutics, Inc.

2950 Wilderness Place

Boulder, CO 80301

Attention: Director Human Resources

8. Continuing Obligation to Preserve the Company’s Confidential Information and to Abide by Assignment of Inventions. You acknowledge that by reason of your position with the Company you have been given access to confidential information with respect to the scientific and business affairs of the Company. You must continue to maintain and abide by the terms of the Non-Disclosure Agreement that was signed upon commencement of employment. You represent that you have held all covered information acquired during employment confidential and will continue to do so. You further agree that you will not disclose, or cause to be disclosed in any way, any confidential information or documents obtained as a result of or in connection with your employment or consulting engagement with the Company to any third person, without the express, written consent of the Company, except and only to the extent reasonably required for the purpose of enforcing this Addendum, should that ever be necessary. Furthermore, you agree to abide by obligations of assignment in accordance with the Assignment of Inventions Agreement signed upon commencement of employment.

9. Continuing Obligation Not to Compete. The terms of your Non-Competition and Non-Solicitation Agreement dated February 11, 2003 (the “Non-Competition Agreement”) shall continue and survive in full force and effect, except that the duration of the covenants and agreements set forth therein shall continue until the later of (i) one (1) year after the end of the Severance Period and (ii) provided that the exercise period for the options is extended beyond December 15, 2005, the termination or expiration of the Consulting Period. In addition, the Field of Interest (as defined in the Non-Competition Agreement) is hereby expanded to include the field of RNA interference or related technology-based products, services or technology.

10. Modification of Entire Agreement. This Addendum may be modified by a writing duly signed by you and the Company. It is further understood and agreed that this Addendum, together with the Employment Agreement (to the extent modified herein), and other agreements expressly referenced herein, is the entire agreement between the parties, and that no promises, representations, understandings, or warranties have been made by any party respecting the subject of this Addendum, and that all such agreements are contained herein. The parties agree that Section 8 (Indemnification) of the Employment Agreement survives the termination of your employment with the Company and remains in full force and effect.

11. Confidentiality. You agree from the date of the execution of this Addendum, that you shall maintain the confidentiality of the existence and terms of this Addendum, and will not disclose same except as required by law or for internal business reasons of the Company, and except to the extent you are required to disclose same to your immediate family, or to those persons necessary for the preparation and filing of your tax returns, or for the seeking of legal counsel. You will advise such persons that the terms of this Addendum are confidential and must be treated as such by these persons.

12. Non-disparagement by You. You agree that you will not make any disparaging remarks of any kind or nature whatsoever against the Company or your employment with the Company. This provision includes refraining from any disparaging remarks, made publicly or privately, about or concerning the Company’s officers, directors, or any of the Company’s actual or proposed technologies, products, services or business plans or engaging in other conduct that, in the reasonable good faith judgment of the Company, is reasonably likely to have or actually has an adverse effect upon or is reasonably likely to be or actually is detrimental to, the Company’s officers, directors, stockholders, employees or agents, or any of the Company’s actual or proposed technologies, products services or business plans, provided, however, that in the event that the Company seeks to terminate this Addendum pursuant to Section 17(a) as a consequence of your breach of the provisions of this Section 12, the Company shall give you written notice of the proposed termination, including specific details of the conduct that forms the basis for the Company’s decision and, if you request in writing within three (3) business days after receipt of such notice, the Company shall provide you an opportunity within five (5) days of such written notice to communicate with a member of the Company’s Board of Directors in an effort to prove that no such breach occurred. In no event shall this Addendum or the Company’s obligations contained herein be terminated pursuant to Section 17(a) unless and until the Company has satisfied the notice and opportunity to be heard provisions of this Section 12. If, notwithstanding the same, the Company believes in good faith that such breach has occurred, it may terminate this Addendum and its obligations hereunder as provided in Section 17. The parties agree that nothing in this Section 12 shall prohibit you from truthfully responding to any inquiries from the Company, including members of its Board of Directors, during the Severance Period, while you are acting as a Consultant or from responding to legal inquiries.

13. Non-disparagement by the Company. The Company agrees that it and its officers in their official capacity while representing the Company, will not make any disparaging remarks of any kind or nature whatsoever against you or your employment with the Company. This provision includes the Company refraining from making any disparaging remarks, made publicly or privately, about you or your abilities. However, the Company shall not be responsible or liable for any unauthorized remarks made by its directors, stockholders, employees or agents.

14. Return of Company Property. You will immediately return to the Company all Company property and proprietary information, including business records, client files, documents, reports, communications, working papers, phones, credit cards, wireless equipment currently in your possession. Notwithstanding the foregoing, you are hereby authorized by the Company to retain (a) any Macintosh computer equipment and software, and (b) one Blackberry handheld device (unit only, not including any wireless service for which you will be responsible), which were provided to you during your employment with the Company. These items are provided to you “AS IS,” without recourse, representation or warranty, and the Company hereby disclaims any and all warranties, express or implied, including, without limitation, any warranty of merchantability or fitness for any particular purpose.

15. No Admission. The parties agree that the facts recited in this Addendum are recited only for purposes of this document, and are not intended by the parties for use, nor shall they be used as admissions or stipulations admissible in any other litigation, and that, by entering into this Addendum, the Company does not establish any policy or practice thereby.

16. Expenses Associated with this Agreement. The Company shall reimburse you for all expenses incurred by you in the preparation, review and negotiation of this Addendum, including, without limitation, reasonable attorneys’ fees and accountants’ fees; provided, however, that the Company’s obligation to reimburse you for such expenses shall not exceed $2,000 in the aggregate.

17. Termination.

(a) The Company shall have the right to terminate this Addendum following any material breach or default in performance by you under this Addendum (including, without limitation, any breach of terms and conditions set forth in Section 12), the Non-Disclosure Agreement, Assignment of Inventions Agreement or the Non-Competition Agreement (as amended hereby), or any stock option agreement or other agreement relating to the Company to which you are a party, including its obligation to make any further payments to you, and the further vesting of your stock options shall immediately cease.

(b) Except as otherwise provided in Section 12 hereof, the termination of this Addendum by the Company pursuant to this Section 17 shall become effective upon the Company giving you written notice of such termination.

(c) In the event the Company terminates this Addendum as provided herein, all of Company’s obligations hereunder shall cease immediately. In addition, your vested stock options shall terminate ten (10) days thereafter as provided in Section 2 hereof, unless previously exercised by you.

(d) Notwithstanding the foregoing, Sections 7 through 18 shall survive the termination or expiration of this Addendum.

17. Arbitration. Any dispute or controversy between you and the Company (or any other Usman Releasee who agrees to arbitrate) in any way arising out of, related to, or connected with this Addendum (including any proceedings to rescind this Addendum) or the subject matter thereof, or otherwise in any way arising out of, related to, or connected with your employment with the Company, shall be resolved through final and binding arbitration in Boulder, Colorado, pursuant to applicable federal or state law. By agreeing to arbitrate such claims, the parties recognize that they are waiving their right to have such claims heard by a jury. In the event of such arbitration, the prevailing party shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys’ fees. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

Please sign this Addendum and return one signed original copy to me, acknowledging your agreement with and acceptance of these terms.

Sincerely,

SIRNA THERAPEUTICS, INC.

By:    /s/ Howard W. Robin

Name: Howard W. Robin

Title:   President & CEO

Approved:

COMPENSATION COMMITTEE OF SIRNA THERAPEUTICS, INC.

By:    /s/ Bryan Roberts

Name: Bryan Roberts

Title:   Chairman of the Compensation Committee

Agreed and accepted:

            /s/ Nassim Usman

Nassim Usman

Dated: March 30, 2005